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                                                                    EXHIBIT 23.1










                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Princeton National Bancorp, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Princeton National Bancorp, Inc., of our report dated January 25, 2002, relating to the consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Princeton National Bancorp, Inc.


/S/ KPMG LLP.


Chicago, Illinois
July 15, 2002